Ex - (e)(4)
Addendum to Distribution Agreement Dated
October 1, 2005
Between
ALPS Distributors, Inc.
and
Laudus Trust
     THIS ADDENDUM is made as of April 9, 2007, by and between ALPS Distributors, Inc. (“ADI”), and the Laudus Trust (“Fund”).
     WHEREAS, ADI and the Fund have entered into a Distribution Agreement (the “Agreement”) dated October 1, 2005;
     WHEREAS, effective April 9, 2007, ADI will move to 1290 Broadway, Suite 1100, Denver, CO 80203.
     WHEREAS, in light of the foregoing, ADI and the Trust wish to modify the provisions of the Agreement to reflect ADI’s new address.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.	ADI’s Address. All references to ADI’s address as 1625 Broadway, Suite 2200, Denver, CO 80202 within the Agreement shall be replaced with references to 1290 Broadway, Suite 1100, Denver, CO 80203.

2.	Remainder of the Agreement. All other provisions of the Agreement shall remain unchanged.
     IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Distributors, Inc.		Laudus Trust

By: Name:	/s/ Jeremy O. May Jeremy O. May	By: Name:	/s/ Aleda M. Anderson Aleda M. Anderson
Title:	Managing Director	Title:	Vice President